AMENDMENT

TO

AMENDED AND RESTATED

RIGHTS AGREEMENT

AMENDMENT, dated as of October 30, 2009 (this “Amendment”), to the Amended and Restated Rights Agreement, dated as of January 24, 2002, as amended (the “Rights Agreement”), by and between Rowan Companies, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as rights agent (the “Rights Agent”).  Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement, as amended hereby.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, subject to the discretion of the Rights Agent in the case of supplements or amendments that change the rights and duties of the Rights Agent under the Rights Agreement, supplement or amend any provision of the Rights Agreement in any respect without the approval of the Rights Agent or any holders of the Rights;

WHEREAS, as of the date hereof, the Rights are redeemable pursuant to the terms of the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that this Amendment is in compliance with the terms of such Section 27.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.           Paragraph (a) of Section 7 of the Rights Agreement is hereby amended and restated to read in its entirety:

The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a share of Junior Preferred Stock as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on November 2, 2009 (the “Final Expiration Date”), (ii) the Redemption Date and (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

2.           Each Exhibit to the Rights Agreement shall be deemed amended and restated to reflect this Amendment, mutatis mutandis.

3.           The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4.           This Amendment shall be effective upon execution by the parties hereto and, except as expressly amended and modified by the terms hereof, the terms and provisions of the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5.           Notwithstanding anything to the contrary set forth herein or in the Rights Agreement, the Company and the Rights Agent hereby acknowledge and agree that at the Close of Business on the Final Expiration Date (as such term is amended hereby), (i) the Rights Agreement, as amended hereby, shall terminate and be of no further force and effect, (ii) each of the Company and the Rights Agent shall cease to have any rights, obligations and liabilities under the Rights Agreement, as amended hereby, and (iii) the holders of the Rights (including, prior to the Distribution Date, the holders of Company Common Stock) shall not be entitled to any benefits, rights or other interests under the Rights Agreement, as amended hereby, including, without limitation, the right to purchase or otherwise acquire any securities of the Company.

6.           This Amendment may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

8.           By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ROWAN COMPANIES, INC.,

by:
/s/ William H. Wells
Name: William H. Wells
Title: Vice President, Finance & CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Rights Agent,

by:
/s/ Cindy L. Gesme
Name: Cindy L. Gesme
Title: Vice President